EXHIBIT 99.2

                                    SUMMARY

The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the consolidated financial statements and related notes thereto, appearing elsewhere or incorporated by reference in this offering memorandum. In addition to other information in this offering memorandum, the factors set forth under "Risk factors" below should be considered carefully in evaluating an investment in the debentures offered hereby. Unless otherwise indicated, all information in this offering memorandum assumes the option granted to the initial purchasers to purchase additional debentures has not been exercised.

                                  OUR COMPANY

OVERVIEW

We are the second largest natural foods supermarket chain in North America. As of May 15, 2004, we operated 101 natural foods stores in 24 states and British Columbia, Canada under several names, including:

      o  Wild Oats Natural Marketplace (nationwide)

      o  Henry's Marketplace (San Diego and Orange County, California)

      o  Sun Harvest Farms (Texas)

      o  Capers Community Market (British Columbia, Canada)

We are dedicated to providing a broad selection of high-quality natural, organic and gourmet foods, environmentally friendly household products and an extensive selection of natural vitamins, supplements, herbal and homeopathic remedies and body care products at competitive prices, in an inviting and educational store environment that emphasizes customer service. Wild Oats provides its customers with a one-stop, full-service shopping alternative to both conventional supermarkets and traditional health food stores, with an emphasis on great tasting fresh foods, product education and information on wellness issues. Our comprehensive selection of natural and organic products appeals to health-conscious shoppers while offering virtually every product category found in a conventional supermarket. We believe that our market positioning, coupled with industry data that states that the natural products industry currently comprises less than 5% of the total grocery industry, offers significant potential for us to continue to expand our customer base.

Moreover, retail sales of natural products have substantially grown over the past decade, while sales growth in the traditional grocery industry has remained relatively flat over the same period. We believe that this growth reflects a broadening of the natural products consumer base, which is being propelled by several factors, including healthier eating patterns, increasing concern regarding food purity and safety, and greater environmental awareness. Despite the increase in natural foods sales within conventional supermarkets, we believe that conventional supermarkets still lack the total shopping experience that our stores offer.

We were incorporated in Colorado in 1987, reincorporated in Delaware in 1993 and completed our initial public offering on October 22, 1996. Our sales grew from $919.1 million in fiscal 2002 to a record $969.2 million in fiscal 2003, an overall sales growth of 5.4%. Our improvements in sales resulted from the opening of eight new stores, for a net store base increase of three stores, nationwide increases in comparable store sales resulting from a number of successful operational, merchandising and marketing initiatives and the positive impact on us of an extensive strike at conventional grocery retailers in southern California beginning in October 2003.

Fiscal 2003 was a year in which many of the initiatives we commenced in 2001 and 2002 were refined and fully implemented. These initiatives included:

      o Consolidation of brand names through the renaming of our Natures(2) stores in the northwest to Wild Oats Natural Marketplace;

      o Completion of our stock-keeping unit (SKU) rationalization program, and implementation of a centralized authorized product list;

      o Refinement of our brand identity as a leader in the natural and organic products industry and as a resource for information and education for our customers;

      o  Redesign and relaunch of our new lines of private label products; and

      o Refinement of our prototype floor plans for both our natural foods supermarket and farmers market formats, and the construction of eight new stores using those prototypes.

Wild Oats is in the forefront in addressing national concerns regarding the safety of our food chain and health and wellness issues raised by our daily lifestyles. Food safety concerns arising from the discovery of the first U.S. case of Bovine Spongiform Encephalopathy (BSE), commonly known as "Mad Cow" disease, and published reports of PCBs in farmed salmon, as well as continued concerns about the use of antibiotics and growth hormones in livestock and pesticide residues on fruits and vegetables, focused consumer awareness on natural and organic foods as a safer alternative to conventional products. In response, Wild Oats promoted its "worry-free beef"--100% vegetarian fed, to reduce the risk of BSE and, like all of our meats, raised without added hormones or antibiotics. We also introduced an exclusive line of PCB-free Irish salmon and continued to offer our customers a large selection of organic fresh and frozen fruits and vegetables with no pesticide residues. In addition, increased public awareness of obesity and Type II diabetes and other diseases linked to obesity and nutrition raised the consumer's awareness of wellness. In response, Wild Oats removed products containing hydrogenated or "trans fats" from its shelves. The growing popularity of various diets, such as low carbohydrate diets, and consumer demand for specialty products to address dietary restrictions arising from medical conditions, such as gluten-free products, increased consumer interest in the nutritional content of food, and Wild Oats responded by creating new signage and shopping guides to identify lower carbohydrate and gluten-free products.

OPERATING STRATEGY

Our objective is to become the grocery store of choice both for natural foods shoppers and quality-conscious consumers in each of our markets by emphasizing the following key elements of our operating strategy:

Create destination format. Our stores are one-stop, full-service supermarkets for customers seeking high-quality natural and gourmet foods and related products. Our prototype stores range from 26,000 to 32,000 square feet and offer a wide range of SKUs of natural foods products in virtually every product category found in a conventional supermarket. Our stores carry a much broader selection of natural and gourmet foods and related products than those offered by typical independent natural foods stores or conventional supermarkets.

Provide highest standards in the industry. We seek to offer the highest quality products throughout our merchandise categories, and emphasize unique products and brands not typically found in conventional supermarkets. We believe our product standards are the highest in the industry. We routinely conduct quality assurance checks of certain of our manufacturers' facilities to verify compliance with our standards.

Provide educational and entertaining store environment with knowledgeable staff. Each store strives to create a fun, friendly and educational environment that makes grocery shopping enjoyable, encouraging shoppers to spend more time in the store and to purchase new products. In order to enhance our customers' understanding of natural foods and how to prepare them, we train our store staff to educate customers as to the benefits and quality of our products and prominently feature educational brochures, newsletters and in-store demonstrations and product samplings, as well as an in-store consumer information department. We believe our knowledgeable store staff and high ratio of store staff to customers results in significantly higher levels of customer service.

Seek extensive community involvement and cultivate local appeal. We seek to engender customer loyalty by demonstrating our high degree of commitment to the local communities in which we operate through involvement in local charities and the hosting of community events. Each of our stores tailors its product mix to meet the preference of its local market and where cost of goods and distribution logistics allow, they source produce from local organic growers. We also operate regional commissary kitchens and bakeries that provide our stores with fresh bakery items and a unique assortment of prepared foods for the quality- and health-conscious consumer.

Offer multiple store formats. We have two store formats: natural foods supermarkets, which emphasize natural and organic products and high-quality service; and farmers market stores, which emphasize fresh produce, natural living products and price value. While each format has the same core demographic customer profile, differing demographic appeals of each of the formats allows us to operate successfully in a diverse set of markets, enabling us to reach a broader customer base, increase our market penetration and have greater flexibility with real estate selection.

Maintain competitive pricing. We seek to offer products at prices that are competitive with those of other natural foods stores and conventional markets. We believe these pricing programs broaden our consumer appeal and encourage our customers to fulfill more of their shopping needs at our stores. In addition, in both our Wild Oats and Henry's Marketplace stores we are continuing to emphasize a private label program, seeking to achieve growth and customer interest through our reputation and brand loyalty.

GROWTH STRATEGY

Due primarily to improved store execution and increased store sales as a result of the conventional grocery store strike in southern California, comparable store sales (we deem sales of a store comparable commencing in the 13th full month of operations) increased 2.4% in fiscal 2003, as compared to a 5.2% increase in fiscal 2002. Comparable store sales increased 8.5% in the first quarter of fiscal 2004 as compared to the same period in fiscal 2003 due largely to increased sales resulting from the continued strike against conventional grocery retailers in California in the first two months of fiscal 2004, as well as nationwide improvements in store execution.

Our growth strategy is to increase total year-over-year sales and income through:

      o  Opening new stores;

      o  Improving guest service and store execution;

      o Increasing consumer awareness of Wild Oats as a brand and a destination; and

      o  Introducing new products, including private label lines.

We intend to continue our expansion strategy primarily by adding stores in existing markets as well as by expanding into new regions that we believe are currently underserved by natural foods retailers. While we believe that most of our store expansion will result from new store openings, we may continue to evaluate acquisition opportunities in both existing and new markets. Much of that growth is likely to be in California and the Southwestern United States as we expand our farmers market concept and launch Henry's Marketplace outside of southern California and into Arizona, and in order to benefit from our new state-of-the-art perishables distribution facility in Riverside, California.

As of May 15, 2004, we had leases and letters of intent signed for 30 new stores to be opened or relocated in the remainder of fiscal 2004, fiscal 2005 and fiscal 2006. The proposed sites are in Arizona, California, Colorado, Florida, Indiana, Nebraska, Ohio, Oregon, Utah, Washington and Vancouver, British Columbia. These include locations for our Wild Oats Natural Marketplace, Capers Community Market and Henry's Marketplace stores.

Our new prototype design for our Wild Oats natural foods supermarket format stores was unveiled in our new store in Long Beach, California in April 2002 and features an expanded produce department, a relocated natural living department with lower shelving, softer flooring and reading areas to encourage customers to take advantage of the health and nutrition literature available; liquid and dry bulk goods in the same merchandising area, an expanded deli area redesigned to focus the staff's attention on the customer, even when working on food preparation, and a warm and inviting new decor. In fiscal 2003, all six of our new Wild Oats stores were built according to this prototype, and we also opened the first two of our new farmers market prototype stores in Costa Mesa and Chino Hills, California. Our new farmers market prototype features more square footage and expanded deli, meat/seafood and bakery departments. On average, stores built according to our new prototypes performed better upon opening than prior store models. Our newest store, in Superior, Colorado, was built using an evolution of our natural foods supermarket prototype. It features a lower profile, center-of-store grocery department with a discovery kiosk for demonstrations, product sampling, recipes and information and expanded cheese/charcuterie and produce sections. We have added a sit-down sushi bar to our prepared food offerings. This store also introduces our fully redesigned "Holistic Health" vitamin, mineral, supplement and body care department, featuring new fixture designs, better navigational signage, an information kiosk with computer workstations for consumer research into health and wellness issues and a continuous video loop previewing fitness videos sold in our stores.

As has been our practice in the past, we will continue to evaluate the profitability, strategic positioning, impact of potential competition, and sales growth potential of all of our stores on an ongoing basis. We may, from time to time, make decisions regarding closures, disposals, relocations or remodels in accordance with such evaluations.

RECENT DEVELOPMENTS

Amended credit agreement

As of May 21, 2004, an amendment to our existing credit facility became effective. The amended agreement expressly authorizes the borrowing to be made by the issuance of the debentures and, in addition, gives us greater flexibility to pursue the growth strategy that we have outlined for the future. Bank of America, N.A. and Wells Fargo Bank, National Association, affiliates of which are initial purchasers of the debentures, are lenders under the credit facility.

In particular, the credit facility, as amended,

      o Permits us to sign an increased number of leases, and to open an increased number of stores, each on an annual basis;

      o  Increases the annual limit on our capital expenditures;

      o Increases the value of acquisitions and divestitures that we may make on an annual basis without seeking consent from the bank lending group;

      o Permits us, within specified limits, to repurchase our capital stock and the debentures; and

      o Adjusts the adjusted leverage ratio that we are required not to exceed by permitting us to incur additional indebtedness (including the debentures). The "adjusted leverage ratio" is the ratio of (i) the sum of (x) average total funded debt plus (y) 6 times net rent for the immediately preceding four quarters to (ii) EBITDAR for such period.

The amended credit facility also makes changes to certain definitions and makes certain other conforming changes.

The amendment also approves the scope of potential changes to the Employment Agreement of Perry D. Odak, our Chief Executive Officer, which changes have been the subject of ongoing discussions. The Board of Directors has been reviewing certain proposed changes to the supplemental bonus program under Mr. Odak's Employment Agreement, including a modification of the triggers for such bonuses. No specific terms have yet been agreed to, and any changes that are ultimately made would be subject to the approval of the Board of Directors and Mr. Odak.

Current operating trends

As previously disclosed, Wild Oats has experienced adverse impacts on gross profit margins due primarily to accelerated depreciation related to projected store and warehouse closures, start-up costs for our Riverside, California distribution facility, lower margins associated with the opening of new stores, and disruptions in private label product supply resulting from our transition to a new primary distributor. These factors have continued to impact the second quarter of fiscal 2004. In addition, promotional activity to combat price competition from Southern California conventional grocery stores following the settlement, toward the end of the first quarter, of the strikes against those stores, has impacted gross margins. Operating results have been negatively impacted by the pressure on gross margins. Wild Oats expects gross margins to gradually increase throughout the year and to return to 30% by the end of the fourth quarter of 2004, inclusive of pressure on gross margins related to the ramp up of new stores.